Exhibit 4.2

NINETEENTH SUPPLEMENTAL INDENTURE

by and among

STANDARD PACIFIC CORP. AND THE GUARANTORS PARTY HERETO

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

Dated as of August 6, 2012

(Supplemental to the Indenture dated as of April 1, 1999)

NINETEENTH SUPPLEMENTAL INDENTURE

This Nineteenth Supplemental Indenture, dated as of August 6, 2012 (the “Nineteenth Supplemental Indenture”), is entered into among Standard Pacific Corp., a Delaware corporation (the “Company”), the guarantors listed on the signature page hereto (the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association, Bank One Trust Company, N.A. and First National Bank of Chicago), as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, this Nineteenth Supplemental Indenture is supplemental to the Indenture, dated as of April 1, 1999 (the “Original Indenture”), as previously supplemented by that certain First Supplemental Indenture dated as of April 13, 1999, Second Supplemental Indenture dated as of September 5, 2000, Third Supplemental Indenture dated as of December 28, 2001, Fourth Supplemental Indenture dated as of March 4, 2003, Fifth Supplemental Indenture dated as of May 12, 2003, Sixth Supplemental Indenture dated as of September 23, 2003, Seventh Supplemental Indenture dated as of March 11, 2004, Eighth Supplemental Indenture dated as of March 11, 2004 (the “Eighth Supplemental Indenture”), Ninth, Supplemental Indenture dated as of August 1, 2005, Tenth Supplemental Indenture dated as of August 1, 2005 (the “Tenth Supplemental Indenture”), the Eleventh Supplemental Indenture dated as of February 22, 2006 , the Twelfth Supplemental Indenture dated as of May 5, 2006, the Thirteenth Supplemental Indenture dated as of October 8, 2009, the Fourteenth Supplemental Indenture dated as of May 3, 2010 (the “Fourteenth Supplemental Indenture”), Fifteenth Supplemental Indenture dated as of December 22, 2010 (the “Fifteenth Supplemental Indenture”), Sixteenth Supplemental Indenture dated as of December 22, 2010 (the “Sixteenth Supplemental Indenture”), Seventeenth Supplemental Indenture dated as of December 22, 2010 and Eighteenth Supplemental Indenture dated as of the date hereof (the “Eighteenth Supplemental Indenture”) (the Original Indenture, as supplemented, the “Indenture”);

WHEREAS, the following notes have been previously issued by the Company and remain outstanding under the Indenture: 1 1/4% Convertible Notes due 2032 in the aggregate amount of $220,000,000 issued pursuant to the Eighteenth Supplemental Indenture; 8 3/8% Senior Notes due 2021 in the aggregate amount of $400,000,000 issued pursuant to the Sixteenth Supplemental Indenture; 8 3/8% Senior Notes due 2018 in the aggregate amount of $575,000,000 issued pursuant to the Fourteenth Supplemental Indenture and Fifteenth Supplemental Indenture; 7% Senior Notes due 2015 in the aggregate amount of $29,789,000 issued pursuant to the Tenth Supplemental Indenture; and 6 1/4% Senior Notes due 2014 issued in the aggregate amount of $4,971,000 pursuant to the Eighth Supplemental Indenture (collectively, the “Notes”);

WHEREAS, the Trustee, the Company and the Guarantors desire to amend the Indenture to modify certain provisions of the Indenture;

WHEREAS, pursuant to Section 9.01 of the Original Indenture, the Company and the Trustee may execute a supplemental indenture without the consent of the holders of the

Outstanding Notes to make any change that does not adversely affect the rights of the holders; and

WHEREAS, all things necessary to make this Nineteenth Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, the parties hereto agree, as follows:

ARTICLE ONE

AMENDMENTS TO INDENTURE

Section 1.01. Amendments. The terms of the Indenture and any corresponding provisions in the Notes are hereby amended, supplemented, modified or deleted as follows:

(a) The definition of “Trust Officer” set forth in Section 1.01 of the Indenture is hereby amended and restated as follows:

““Trust Officer” means, with respect to the Trustee, any officer assigned to the Corporate Trust Administration - Corporate Finance Unit (or any successor division or unit) of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 7.01(c)(2) shall also include any other officer of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.”

(b) The following definition is hereby added to Section 1.01 of the Indenture in its proper location:

““Corporate Trust Office of the Trustee” means the office of the Trustee at which at any particular time its corporate trust business in Chicago, Illinois shall be principally administered, which office as of the date of this instrument is located at the address of the Trustee specified in Section 10.02 hereof or such other address as to which the Trustee gives notice to the Company, except that with respect to presentation of Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee, which office at the date of this instrument is located at 111 Sanders Creek Parkway, East Syracuse, NY 13057; Attention: Global Corporate Trust, or, in the case of any of such offices or agency, such other address as the Trustee may designate from time to time by notice to the Company.”

(c) The text of clause (g) in Section 7.02 of the Indenture is hereby amended and restated as follows:

“For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Event of Default (other than under Section 6.01(1) or 6.01(2)) unless a Trust Officer assigned to and working in the Trustee’s corporate trust office has actual knowledge thereof or unless written notice of any Event of Default is received by a Trust Officer of the Trustee at its address specified in Section 10.02 hereof and such notice references the Securities generally, the Company or this Indenture. ”

(d) The following Sections 7.02(h) and 7.02(i) of the Indenture are hereby added immediately following Section 7.02(g) of the Indenture:

“(h) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable to the Company for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(i) The Trustee shall not be responsible or liable to the Company for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.”

(e) In the sixth sentence of Section 7.07 of the Indenture, the term “bad faith” is hereby replaced with “willful misconduct.”

(f) The notice address of the Company contained in Section 10.02 of the Indenture is hereby amended and restated to read as follows:

“Standard Pacific Corp.

15360 Barranca Parkway

Irvine, California 92618

Attn: Secretary”

(g) The notice address of the Trustee contained in Section 10.02 of the Indenture is hereby amended and restated to read as follows:

“The Bank of New York Mellon Trust Company, N.A.

2 North LaSalle, Suite 1020

Chicago, IL 60602

Facsimile: (312) 827-8542

Attn: Corporate Trust Administration”

(h) The following is hereby added as a new paragraph at end of Section 10.02 of the Indenture:

“The Trustee agrees to accept and act upon instructions or directions from the Company pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable to the Company for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.”

(i) The following two paragraphs are hereby added as new paragraphs at end of Section 10.08 of the Indenture:

“EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OF ANY SERIES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

THE COMPANY IRREVOCABLY CONSENTS AND SUBMITS, FOR ITSELF AND IN RESPECT OF ANY OF ITS ASSETS OR PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK OR ANY UNITED STATES FEDERAL COURT SITTING, IN EACH CASE, IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, NEW YORK, UNITED STATES OF AMERICA, AND ANY APPELLATE COURT FROM ANY THEREOF IN ANY SUIT, ACTION OR PROCEEDING THAT MAY BE BROUGHT IN CONNECTION WITH THIS INDENTURE OR THE SECURITIES, AND WAIVES ANY IMMUNITY FROM THE JURISDICTION OF SUCH COURTS. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION TO ANY SUCH SUIT, ACTION OR PROCEEDING THAT MAY BE BROUGHT IN SUCH COURTS WHETHER ON THE GROUNDS OF VENUE, RESIDENCE OR DOMICILE OR ON THE GROUND THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE COMPANY AGREES, TO THE FULLEST EXTENT THAT IT LAWFULLY MAY DO SO, THAT FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A

COURT SHALL BE CONCLUSIVE AND BINDING UPON THE COMPANY, AND WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION TO THE ENFORCEMENT BY ANY COMPETENT COURT IN THE COMPANY’S JURISDICTION OF ORGANIZATION OF JUDGMENTS VALIDLY OBTAINED IN ANY SUCH COURT IN NEW YORK ON THE BASIS OF SUCH SUIT, ACTION OR PROCEEDING; PROVIDED, HOWEVER, THAT THE COMPANY DOES NOT WAIVE, AND THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT CONSTITUTE OR BE DEEMED TO CONSTITUTE A WAIVER OF, (I) ANY RIGHT TO APPEAL ANY SUCH JUDGMENT, TO SEEK ANY STAY OR OTHERWISE TO SEEK RECONSIDERATION OR REVIEW OF ANY SUCH JUDGMENT OR (II) ANY STAY OF EXECUTION OR LEVY PENDING AN APPEAL FROM, OR A SUIT, ACTION OR PROCEEDING FOR RECONSIDERATION OF, ANY SUCH JUDGMENT.”

ARTICLE TWO

MISCELLANEOUS

Section 2.01 Governing Law. The laws of the State of New York shall govern this Nineteenth Supplemental Indenture.

Section 2.02. No Adverse Interpretation of Other Agreements. This Nineteenth Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Nineteenth Supplemental Indenture.

Section 2.03. No Recourse Against Others. A director, officer, employee, controlling person, manager or equity holder, as such, of the Company shall not have any liability for any obligations of the Company under this Nineteenth Supplemental Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.

Section 2.04. Successors and Assigns. All covenants and agreements of the Company in this Nineteenth Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee in this Nineteenth Supplemental Indenture shall bind its successors and assigns.

Section 2.05 Duplicate Originals. The parties may sign any number of copies of this Nineteenth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.06 Severability. In case any one or more of the provisions contained in this Nineteenth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Nineteenth Supplemental Indenture.

Section 2.07. Amendment and Modification. This Nineteenth Supplemental Indenture may be amended, modified, or supplemented only by written agreement of each of the parties hereto.

Section 2.08. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Nineteenth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, and the Trustee assumes no responsibility for their correctness.

IN WITNESS WHEREOF, the parties hereto have executed this Nineteenth Supplemental Indenture by their officers thereunto as of this 6th day of August, 2012.

STANDARD PACIFIC CORP.

By:	/s/ Scott Dawson Stowell
	Name:	Scott Dawson Stowell
	Title:	Chief Executive Officer

LAGOON VALLEY RESIDENTIAL, LLC
	By:	Standard Pacific Corp., its Sole Member

STANDARD PACIFIC OF TONNER HILLS, LLC
	By:	Standard Pacific Corp., its Sole Member

	By:	/s/ Scott Dawson Stowell
	Name:	Scott Dawson Stowell
	Title:	Chief Executive Officer

HSP ARIZONA, INC.

HWB INVESTMENTS, INC.

STANDARD PACIFIC 1, INC.

STANDARD PACIFIC OF ARIZONA, INC.

STANDARD PACIFIC OF COLORADO, INC.

STANDARD PACIFIC OF FLORIDA GP, INC.

STANDARD PACIFIC OF LAS VEGAS, INC.

STANDARD PACIFIC OF ORANGE COUNTY, INC.

STANDARD PACIFIC OF SOUTH FLORIDA GP, INC.

STANDARD PACIFIC OF SOUTH FLORIDA

	By:	Standard Pacific of South Florida GP, Inc., its Managing Partner

STANDARD PACIFIC OF TAMPA GP, INC.

STANDARD PACIFIC OF TAMPA
By:	Standard Pacific of Tampa GP, Inc.,
its Managing Partner

STANDARD PACIFIC OF TEXAS, INC.

STANDARD PACIFIC OF THE CAROLINAS, LLC

STANDARD PACIFIC OF WALNUT HILLS, INC.

WESTFIELD HOMES USA, INC.

By:	/s/ Scott Dawson Stowell
	Name:	Scott Dawson Stowell
	Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Melonee Young
Name: Melonee Young
Title: Vice President